UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2007

VIA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27264	33-0687976
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Battery Street, Suite 330 San Francisco CA		94111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 283-2200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously reported, on June 29, 2007, VIA Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with a limited number of institutional and accredited investors (each, individually, an “Investor,” and collectively, the “Investors”), pursuant to which the Company agreed to issue an aggregate of 10,288,065 shares of its common stock, par value $0.001 per share (the “Common Stock”), at a price of $2.43 per share, and for a total purchase price of approximately $25 million (the “Financing”). The Financing was approved by the Company’s Board of Directors on June 28, 2007 following the unanimous recommendation by a special committee of two disinterested independent directors.

In order to comply with NASD Marketplace Rule 4350(i)(1)(D)(ii), the Financing was completed in two closings. In the first closing, which occurred on July 2, 2007, the Company issued 1,885,125 of Common Stock for a total purchase price of approximately $4.58 million, representing 19.99% of the Company’s outstanding Common Stock on the date of issuance. The Company issued the remaining 8,409,940 shares of Common Stock for a total purchase price of approximately $20.42 million before fees and expenses at a second closing which occurred on August 8, 2007 (22 days following the Company’s mailing of an information statement to its stockholders notifying them that it had obtained stockholder approval for the issuance of such shares at the second closing). After fees and estimated offering expenses, the Company received aggregate net proceeds of approximately $23.2 million from the Financing, which the Company intends to use to continue its research, development and commercialization activities.

Bay City Capital Fund IV, L.P. and its affiliate Bay City Capital Fund IV Co-Investment Fund, L.P., which prior to the Financing owned approximately 71.8% of the Company’s Common Stock, were Investors in the second closing of the Financing and purchased in the aggregate 3,279,151 shares of Common Stock for an aggregate investment of $8 million on the same terms and conditions as the other Investors. Following completion of the Financing, Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. collectively own approximately 51% of the Company’s outstanding Common Stock. Fred B. Craves, a member of the Company’s Board of Directors, is the founder, chairman of and a manager of Bay City Capital LLC, the beneficial owner of the shares held by Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. Dr. Craves also owns 22.0588% of the membership interests in Bay City Capital LLC. Douglass Given, the chairman of the Board of Directors, is a partner of Bay City Capital LLC. In addition, Richard L. Anderson, who serves on the Board of Directors, purchased 10,000 shares of Common Stock in the second closing of the Financing on the same terms and conditions as the other Investors.

The shares of Common Stock issued in each of the first and second closings of the Financing were offered and issued pursuant to a private placement in reliance upon the exemption from registration pursuant to Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”). Each Investor is an “accredited investor” as defined in Rule 501(a) and each Investor has represented to the Company that such Investor is acquiring the securities for investment purposes for such Investor’s own account and not with a view toward distribution of the securities. The Company advised each Investor that the securities issued to them in connection with the Financing have not been registered under the Securities Act and may not be sold unless they are registered under the Securities Act or sold pursuant to a valid exemption from registration under the Securities Act. The certificates representing the shares of Common Stock issued to the Investors contain a legend that such shares of Common Stock have not been registered under the Securities Act and state the restrictions on transfer and resale as described above. Additionally, the Company did not engage in any general solicitation or advertisement in connection with the Financing.

Item 8.01. Other Events.

The press release issued by the Company on August 8, 2007 announcing the completion of the second closing of the Financing is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information contained in Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to liabilities of that Section, nor shall it be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA PHARMACEUTICALS, INC.

Date: August 8, 2007	By:	/s/ James G. Stewart
	Title:	James G. Stewart Senior Vice President, Chief Financial Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 8, 2007.

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